 SANSWIRE CEO AND PARTNERS INVEST IN COMPANY

Proceeds To Fund Next Level STS-111 UAV Flight Testing

AVENTURA, FL — November 10, 2010 (Marketwire) - Sanswire Corp. (OTCBB: SNSR), a developer of lighter-than-air unmanned aerial vehicles (UAVs) and related technologies, today announced that its President and CEO, Glenn Estrella, along with several of the Company’s partners have made an investment in Sanswire by purchasing shares of Common Stock of the Company, the proceeds of which will be used to advance our STS-111 UAV flight testing and Company operations.   This new investment by the Company’s CEO and partners follows an investment by the Company’s Chairman of the Board, Michael Clark, at the end of September to facilitate the Company’s effort and offer to settle pending litigation with the Securities and Exchange Commission.

The Company has teamed up with several of its defense partners to assist in funding the further development and testing of the STS-111 UAV’s onboard flight systems, including an upgraded propulsion system and the integration of an intelligence, surveillance and reconnaissance package into the STS-111. Sanswire is currently in discussions with government officials concerning mid altitude flight testing at government facilities with the appropriate airspace in which to operate the Company’s UAVs. Following any successful negotiations, Sanswire expects to transport the STS-111 and supporting systems and personnel to certain flight facilities where the Company plans to undertake increased altitude and endurance testing of its UAVs.

Sanswire President and CEO Glenn Estrella stated “Along with our dedicated partners, I am committed to executing our business plan and wanted to assist the Company by providing necessary resources to demonstrate the capabilities of the STS-111 UAV at targeted venues for potential customers.” Mr. Clark added, “Together we will work to enhance our technology to produce UAVs with capabilities that satisfy the requirements of the demanding marketplace.”

About Sanswire Corp.

Sanswire Corp. (OTCBB: SNSR) is a developer of autonomous, lighter-than-air UAVs capable of carrying payloads that provide persistent security solutions at low, mid, and high altitudes.  Sanswire’s airships are designed for use by government-related and commercial entities that require real-time intelligence, surveillance, and reconnaissance support for military, homeland defense, border and maritime missions.

Forward-Looking Statements

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the capabilities of the Company's products, the outcome of any testing of the Company's products, the use of any proceeds or the effects of any investment in the Company, the outcome of any negotiations with government entities, the Company's ability to execute its business plan, the Company's efforts to settle any pending litigation or the sufficiency of any funding of the Company. The words "forecast," "project," "intend," "expect," "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors, any of which could cause the Company's previously reported actual results, performance (finance or operating) to change or differ from future results, performance (financing and operating) or achievements, including those expressed or implied by such forward-looking statements. The Company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

Contact:  Sanswire Corp.
  786.288.0717
  Barbara Johnson
  investors@sanswire.com